UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 25

                      NOTIFICATION OF REMOVAL FROM LISTING
                                     AND/OR
                    REGISTRATION UNDER SECTION 12 (b) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                                                 Commission File Number  1-898
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                Ampco-Pittsburgh Corporation and NASDAQ OMX PHLX
                   (formerly The Philadelphia Stock Exchange)
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    (Exact name of Issuer as specified in its charter, and name of Exchange where security is listed and/or registered)


600 Grant Street, Suite 4600, Pittsburgh, Pennsylvania 15219     412-456-4400
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    Address, including zip code, and telephone number, including area code, of Issuer's principal executive offices of principal executive offices)


                   Series A Preference Stock Purchase Rights
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                      (Description of class of securities)


Please place an X in the box to designate the rule provision relied upon to strike the class of securities from listing and registration:

/ /  17 CFR 240.12d2-2(a)(1)

/ /  17 CFR 240.12d2-2(a)(2)

/ /  17 CFR 240.12d2-2(a)(3)

/ /  17 CFR 240.12d2-2(a)(4)

/ / Pursuant to 17 CFR 240.12d2-2(b), the Exchange has complied with its rules to strike the class of securities from listing and/or withdraw registration on the Exchange. (1)

/X/ Pursuant to 17 CFR 240.12d2-2(c), the Issuer has complied with the rules of the Exchange and the requirements of 17 CFR 240.12d2-2(c) governing the voluntary withdrawal of the class of securities from listing and registration on the Exchange.

Pursuant to the requirements of the Securities Exchange Act of 1934, Ampco-Pittsburgh Corporation (Name of Issuer or Exchange) certifies that it has reasonable grounds to believe that it meets all of the requirements for filing the Form 25 and has caused this notification to be signed on its behalf by the undersigned duly authorized person.

   November 21, 2008       By:  /s/ Rose Hoover       VP Admin. And Corp. Secy.
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       Date                         Name                        Title